Exhibit 99.3

MAGNITE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 4, 2021, Magnite, Inc. (the “Company” or “Magnite”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with RTL US Holding, Inc., a Delaware corporation, (the “Seller” or “RTL”), and, solely for purposes of Article 6 thereof, RTL Group S.A., a Société Anonyme. Subject to the terms and conditions of the Purchase Agreement, the Company has agreed to purchase all of the issued and outstanding shares of capital stock of SpotX, Inc., a Delaware corporation and wholly owned subsidiary of the Seller (“SpotX”), for a purchase price equal to $560 million in cash (the “Cash Consideration”) plus 14 million shares (the “Stock Consideration”) of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”), subject to adjustment as described below. The Cash Consideration is subject to customary working capital and other adjustments.

On April 1, 2020 the Company completed a stock-for-stock merger (“Merger”) with Telaria, Inc. (“Telaria”), a leading provider of connected television (“CTV”) technology, creating an independent sell-side advertising platform, offering a single partner for transacting CTV, desktop display, video, audio, and mobile inventory across all geographies and auction types. The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and Telaria, combined and adjusted to give effect to the Merger.

The above referenced transaction will be further referred to as the “Acquisition” of SpotX. SpotX is one of the leading platforms providing connected television (“CTV”) and video advertising globally. Together, we believe Magnite and SpotX will create the largest independent CTV and video advertising platform in the programmatic marketplace. The combined company will provide better support for sellers, create an alternative to the CTV advertising market’s largest players, and greatly improve scale and efficiency for buyers. The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Magnite and SpotX, combined and adjusted to give effect to the Acquisition.

The Company intends to finance the Cash Consideration through borrowings under certain proposed new credit facilities. In connection with entering into the Purchase Agreement, the Company entered into a commitment letter (the “Commitment Letter”), dated as of February 4, 2021, with Goldman Sachs Bank USA (the “Commitment Party”), pursuant to which, subject to the terms and conditions set forth therein, the Commitment Party has committed to provide a senior secured term loan facility in an aggregate principal amount of up to $560.0 million (the “Term Loan Facility”) and a senior secured revolving loan facility in an aggregate principal amount of up to $52.5 million (the “Revolving Loan Facility,” and together with the Term Loan Facility, the “New Credit Facilities”). The funding of the New Credit Facilities provided for in the Commitment Letter is contingent on the satisfaction of customary conditions. On March 15, 2021, the Company announced its intention to offer, subject to market conditions and other factors, convertible senior notes due in 2026 (the “Proposed Convertible Note Offering”). RTL has, in accordance with the Purchase Agreement, elected to increase the cash consideration payable under the Purchase Agreement by an amount equal to 20% of the gross proceeds of the Proposed Convertible Note Offering (if it is completed) and to reduce the number of shares of common stock it receives by a number of shares of common stock equal to 20% of the gross proceeds of the Proposed Convertible Note Offering divided by the closing price of a share of our common stock on the trading day immediately prior to the date of pricing of this offering (the “Elected Purchase Price Adjustment”). If the proposed Convertible Note Offering is completed, the Elected Purchase Price Adjustment will be effective. We currently expect that upon closing of the SpotX acquisition, our aggregate outstanding indebtedness under the proposed convertible notes and the New Credit Facilities will be $760 million.

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Magnite and SpotX and the Merger with Telaria.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of Magnite after completing the Acquisition, and does not give effect to any cost savings, operating synergies or revenue synergies, or any costs that may be incurred to achieve any such synergies.

The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions Magnite believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 assumes the Acquisition and the Merger occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 assumes the Acquisition occurred on December 31, 2020. The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Acquisition and the Merger, based on the historical financial position and results of operations of Magnite, Telaria, and SpotX. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 was prepared based on the historical audited consolidated balance sheet of Magnite and SpotX as of December 31, 2020, respectively, and the unaudited pro forma condensed statement of operations for the year ended December 31, 2020 was prepared based on the historical audited consolidated statement of operations of Magnite, Telaria, and SpotX, respectively.

The historical financial information included in the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of Magnite contained in its Annual Report on Form 10-K for the year ended December 31, 2020, which were filed with the Securities and Exchange Commission (“SEC”) on February 24, 2021. For SpotX’s audited consolidated balance sheet as of December 31, 2020 and the related audited consolidated statements of operations and other comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2020, and the notes related thereto, refer to exhibit 99.1 to this Current Report on Form 8-K.

The Acquisition is reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Magnite treated as the acquiror. Under the acquisition method, the total purchase price is calculated as described in Note 3. In accordance with ASC 805, the assets to be acquired and the liabilities to be assumed have been measured at fair value based on various estimates.

The allocation of the purchase price of the Acquisition reflected in these unaudited pro forma combined financial statements has been based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed upon consummation of the Acquisition. The pro forma adjustments are therefore preliminary and have been prepared to illustrate the estimated effect of the Acquisition and the related financing transactions undertaken in connection with the acquisition set forth in Note 1. This preliminary information is subject to change and such changes may be material.

Magnite has not completed the detailed valuations necessary to determine the fair value of the assets to be acquired and the liabilities to be assumed from SpotX and the related allocations of purchase price, nor has Magnite identified all adjustments necessary to conform SpotX’s accounting policies to Magnite’s accounting policies. Additionally, a final determination of the fair value of assets to be acquired and liabilities to be assumed from SpotX will be based on the actual net tangible and intangible assets and liabilities of SpotX as they exist as of the closing date of the Acquisition. Accordingly, the pro forma purchase price adjustments presented herein are preliminary, and may not reflect any final purchase price adjustments made. Magnite estimated the fair value of SpotX’s assets and liabilities based on discussions with SpotX’s management, due diligence and preliminary work performed by third-party valuation specialists. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, including those based on changes in the stock price of Magnite through the closing date, which may result in material differences from the information presented herein.

MAGNITE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2020

(In thousands)

	Historical
	Magnite, Inc.	SpotX, Inc.	Pro forma Adjustments		Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$117,676	$79,077	$(79,077)	(A)	$117,676
Accounts receivable, net	471,666	259,582	—		731,248
Related party receivable	—	4,811	—		4,811
Prepaid expenses and other current assets	17,729	2,294	(199)	(A)	19,824

TOTAL CURRENT ASSETS	607,071	345,764	(79,276)		873,559
Property and equipment, net	23,681	5,908	—		29,589
Right of use asset, operating leases	39,599	2,109	—		41,708
Right of use asset, capital leases	—	1,799	—		1,799
Internal use software development costs, net	16,160	21,235	(21,235)	(B)	16,160
Intangible assets, net	89,884	—	384,900	(C)	474,784
Other assets, non-current	4,440	2,878	(36)	(G)	7,282
Goodwill	158,125	—	935,677	(D)	1,093,802

TOTAL ASSETS	$938,960	$379,693	$1,220,030		$2,538,683

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$509,315	$274,837	$643	(E)	$784,795
Related party payable	—	2,636	—		2,636
Lease liabilities, operating lease	9,813	1,544	—		11,357
Lease liabilities, capital lease	—	803	—		803
Other current liabilities	3,070	6,129	—		9,199

TOTAL CURRENT LIABILITIES	522,198	285,949	643		808,790
Lease liabilities, operating leases non-current	32,278	2,438	—		34,716
Lease liabilities, capital leases non-current	—	1,057	—		1,057
Debt, non-current portion	—	—	560,000	(F)	560,000
Other liabilities, non-current	2,672	—	—		2,672
Deferred tax liabilities	199	1,653	(1,653)	(G)	199

TOTAL LIABILITIES	557,347	291,097	558,990		1,407,434

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock	2	1	(1)	(H)	2
Additional paid-in capital	777,084	26,866	632,114	(H), (I)	1,436,064
Accumulated other comprehensive income (loss)	(957)	1,100	(1,100)	(H)	(957)
Accumulated equity (deficit)	(394,516)	60,629	30,027	(H), (E)	(303,860)

TOTAL STOCKHOLDERS’ EQUITY	381,613	88,596	661,040		1,131,249

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$938,960	$379,693	$1,220,030		$2,538,683

MAGNITE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(In thousands, except per share amounts)

Historical
Magnite, Inc.	Telaria, Inc. Pro Forma Basis	SpotX, Inc.	Reclassifications	Pro forma Adjustments	Pro forma Combined
Revenue	$221,628	$171,290	$(392,918)
Revenue, Net Basis(1)	$13,872	$303,563	(AA)	$(601)	(AB)	$316,834
Revenue, Gross Basis(1)	1,166	89,355	(AA)	(43)	(AB)	90,478

Revenue, Total	$221,628	$15,038	$171,290	$—	$(644)	$407,312

Expenses:
Cost of revenue	77,747	6,248	83,419	(RC)	37,007	(BB)	204,421
Sales and marketing	76,030	10,664	36,790	(RC)	51,591	(CC)	175,075
Technology and development	51,546	2,942	14,244	(RC)	1,258	(DD)	69,990
General and administrative	52,987	8,935	13,681	(RC)	(1,112)	(EE)	74,491
Operating expense	124,486	(124,486)	(RC)	—
Selling, general & administrative expenses	10,716	(10,716)	(RC)	—	—
Depreciation and Amortization	12,575	(12,575)	(RC)	—	—
Gain (loss) on sale of assets	357	(357)	(RC)	—
Merger and restructuring costs	17,552	—	(7,451)	(EE)	10,101

Total expenses	275,862	28,789	148,134	—	81,293	534,078
Gains (loss) from operations	(54,234)	(13,751)	23,156	—	(81,937)	(126,766)
Other (income) expense:
Interest (income) expense, net	(50)	(84)	(49)	—	33,600	(FF)	33,417
Other (income) expense	(3,665)	(878)	—	—	—	(4,543)
Foreign exchange (gain) loss, net	2,220	1,040	299	—	—	3,559

Total other (income), net	(1,495)	78	250	—	33,600	32,433

Income (loss) before income taxes	(52,739)	(13,829)	22,906	—	(115,537)	(159,199)
Provision (benefit) for income taxes	693	(740)	5,665	—	(5,376)	(GG)	242

Net income (loss)	(53,432)	(13,089)	17,241	—	(110,161)	(159,441)

Basic and diluted net loss per share attributable to common stockholders	$(0.55)	$(1.29)

Basic and diluted weighted-average shares used to compute net loss per share attributable to common stockholders	96,700	12,954	(JJ)	14,000	(HH)	123,654

(1)	Refer to revenue recognition policies included in Note 2.

MAGNITE, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(unaudited)

Note 1—Description of Transactions and Basis of Pro Forma Presentation

On February 4, 2021, Magnite, Inc. (the “Company” or “Magnite”), entered into a Purchase Agreement to purchase all of the issued and outstanding shares of capital stock of SpotX for a purchase price equal to $560 million in Cash Consideration plus 14 million shares of the Company’s common stock, par value $0.00001 per share. The Cash Consideration is subject to customary working capital and other adjustments. The Company intends to finance the Cash Consideration through borrowings under the Term Loan Facility through Goldman Sachs Bank USA and, if completed, an offering of the Company’s Convertible Senior Notes due in 2026.

On April 1, 2020 the Company completed a stock-for-stock merger (“Merger”) with Telaria, Inc. (“Telaria”), a leading provider of connected television (“CTV”) technology, creating an independent sell-side advertising platform, offering a single partner for transacting CTV, desktop display, video, audio, and mobile inventory across all geographies and auction types. The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of the Company and Telaria, combined and adjusted to give effect to the Merger.

The accompanying unaudited pro forma condensed combined financial information with regards to the Acquisition were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification, referred to as ASC, 805, Business Combinations. Magnite management determined that Magnite was the acquiror for financial accounting purposes.

In accordance with ASC 805, the accompanying unaudited pro forma condensed combined financial information was prepared based on the estimated fair value of the consideration transferred and then allocated the purchase price to the identifiable assets to be acquired and liabilities to be assumed based on their estimated respective fair values as the pro forma balance sheet date. The excess of the value of consideration estimated to be transferred over the aggregate fair value of those net assets was recorded as goodwill. Any identified definite lived intangible assets will be amortized over their estimated useful lives and any identified intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill will be tested for impairment when certain indicators are present. Determining the fair value of assets to be acquired and liabilities to be assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenues and cash flows, discount rates, and selection of comparable companies.

Magnite has not completed the detailed valuations necessary to determine the fair value of the assets to be acquired and the liabilities to be assumed from SpotX and the related allocations of purchase price, nor has Magnite identified all adjustments necessary to conform SpotX’s accounting policies to Magnite’s accounting policies. Additionally, a final determination of the fair value of assets to be acquired and liabilities to be assumed from SpotX will be based on the actual net tangible and intangible assets and liabilities of SpotX that will exist as of the closing date. Accordingly, the pro forma purchase price adjustments presented herein are preliminary, and may be revised to reflect any final purchase price adjustments and any additional analyses the Company performs. Magnite’s management estimated the fair value of SpotX’s assets and liabilities based on discussions with SpotX’s management and due diligence. As the final valuations are completed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, including those based on changes in the stock price of Magnite through the closing date which may result in material differences from the information presented herein.

The pro forma adjustments are based on preliminary estimates that management believes are reasonable under the circumstances. Management’s purchase price allocation is preliminary and subject to change pending finalization of the valuation, including finalization of tax attributes and forecast assumptions. The actual purchase price and purchase price allocation will be subject to the completion of the valuation of the assets acquired and liabilities assumed as of the close of the Acquisition and the stock price of the Company’s common stock at such date.

For purposes of measuring the estimated fair value, where applicable, of the assets to be acquired and the liabilities to be assumed as reflected in the unaudited pro forma condensed combined financial information, Magnite has applied the guidance in ASC 820, Fair Value Measurement, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The unaudited pro forma condensed combined financial statements have been prepared to illustrate the financial impact of Magnite’s acquisition of SpotX and the merger with Telaria. The unaudited pro forma condensed combined statements of operations combine the historical results of operations of the Company and the historical results of operations of Telaria and SpotX for the year ended December 31, 2020 as if those transactions had occurred as of January 1, 2020. The unaudited pro forma condensed combined balance sheet combines the balance sheets of the Company and SpotX as of December 31, 2020 as if the acquisition had occurred on that date.

The historical financial information included in the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and related notes of Magnite contained in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission (“SEC”) on February 24, 2021. For SpotX’s audited consolidated balance sheet as of December 31, 2020 and the related audited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2020, and the notes related thereto, refer to exhibit 99.1 to this Current Report on Form 8-K.

Magnite expects to incur costs and realize benefits associated with integrating the operations of Magnite and SpotX. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma condensed combined statement of operations does not reflect any non-recurring charges directly related to the Acquisition that the combined company may incur upon completion of the transaction.

Note 2—Accounting Policies and Reclassifications

For substantially all transactions, Magnite reports revenue on a net basis as it does not act as the principal in the purchase and sale of digital advertising inventory because it does not have control of the digital advertising inventory and does not set prices agreed upon within the auction marketplace. However, for certain transactions related to revenue streams acquired in connection with the merger with Telaria during the year ended December 31, 2020, the Company reports revenue on a gross basis, based primarily on its determination that the Company acts as the primary obligor in the delivery of advertising campaigns for buyers with respect to such transactions. Magnite’s revenue recognition policy is described in the consolidated financial statements and related notes thereto of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 24, 2021. Revenue reported on a gross basis in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 was less than 2% of total revenue.

A portion of SpotX’s revenue was reported on a gross basis given the nature of the arrangements and its determination that it served as the principal in such arrangements. SpotX’s revenue recognition policy is described in its consolidated financial statements and related notes thereto incorporated by reference in exhibit 99.1 to this Current Report on Form 8-K.

Magnite has conformed its income statement to present revenue based on its existing accounting policy and SpotX’s accounting policy for reporting revenue on a net and gross basis as reflected in the column “Reclassifications” within the unaudited pro forma condensed combined statement of operations.

Certain reclassifications have been made in SpotX’s historical statement of operations in order to conform to the presentation used in the unaudited pro forma condensed combined financial information of Magnite and are reflected in the column “Reclassifications.” The reclassification adjustments on the statement of operations pertain to the reclassification of overhead expenses, such as facilities expenses, and depreciation and amortization in SpotX’s historical statement of operations to cost of revenues, sales and marketing, technology and development, and general and administrative, as applicable, to be consistent with Magnite’s accounting classification related to the presentation of these expenses.

Note 3—Estimated Preliminary Purchase Consideration and Preliminary Purchase Price Allocation

The following table summarizes the total estimated preliminary purchase consideration (in thousands):

Stock Consideration (Fair Value of Shares of Magnite common stock)	$658,980
Cash Consideration (Financed through Term Loan Facility)	560,000
Working capital adjustment	—

Total purchase consideration, including estimated contingent consideration	$1,218,980

The estimated preliminary purchase consideration for the Acquisition included 14,000,000 shares of the Company’s common stock, with a fair value of approximately $659.0 million, based on the average price of the Company’s common stock at closing, as reported on the Nasdaq for the ten days ending March 8, 2021, which was $47.07 per share. If the Company completes the Proposed Convertible Note Offering, 20% of the gross proceeds will be used to increase the Cash Consideration in the Acquisition and to reduce the number of shares of the Company’s common stock included in the Stock Consideration pursuant to the Elected Purchase Price Adjustment. We currently expect that upon closing of the SpotX acquisition, our aggregate outstanding indebtedness under the proposed convertible notes and the amounts we borrow under the New Credit Facilities will be $760 million.

The following table summarizes the estimated preliminary purchase price allocation of the Acquisition purchase price and the tangible and intangible assets to be acquired and liabilities to be assumed based on preliminary estimates of their respective fair value as December 31, 2020 (in thousands):

Cash	$—
Accounts receivable	259,582
Related party receivable	4,811
Prepaid and other assets	4,973
Fixed assets	5,908
Intangible assets	384,900
Right-of-use lease asset	3,908
Goodwill	935,677

Total assets to be acquired	1,599,759
Accounts payable and accrued expenses	274,837
Related party payables	2,636
Other current liabilities	6,129
Lease liabilities	5,842
Deferred tax liability, net	91,335

Total liabilities to be assumed	380,779

Total preliminary purchase price	$1,218,980

The preliminary purchase price allocation presented above is derived from SpotX’s balance sheet as of December 31, 2020.

The Company believes the amount of goodwill resulting from the purchase price allocation is primarily attributable to expected synergies from assembled workforce, an increase in development capabilities, increased offerings to customers, and enhanced opportunities for growth and innovation. Goodwill will not be amortized but instead will be tested for impairment at least annually and more frequently if certain indicators of impairment are present. In the event that goodwill has become impaired, the Company will record an expense for the amount impaired during the quarter in which the determination is made. The goodwill generated in Acquisition is not tax deductible.

As part of the Acquisition, deferred tax liabilities of $89.7 million were established related to the acquired intangible assets as if the Acquisition had occurred on December 31, 2020, which were fully offset in the pro forma adjustments by the estimated income tax effect of the partial release of Magnite’s valuation allowance. The deferred tax liability was calculated based on an estimated combined tax rate of 23.3%.

The following table summarizes the components of the intangible assets and estimated useful lives (dollars in thousands):

		Estimated Useful Life
Technology	$224,670	5 years
In-process research and development	5,000	3 to 5 years*
Customer relationships	149,800	3 years
Non-compete agreements	5,030	2 years
Trademarks	400	<1 year

Total intangible assets to be acquired	$384,900

*	Amortization begins once associated project is completed and it is determined it has alternative future use.

Note 4—Pro Forma Adjustments

The pro forma combined financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of operations. The pro forma adjustments included in the unaudited condensed combined financial information are as follows:

A.	To exclude cash of $79.1 million and restricted cash of $0.2 million from SpotX’s balance sheet as they will not be included as part of the acquired assets as part of the Acquisition.

B.	To eliminate SpotX’s historical internal use software development costs and accumulated amortization, net of $21.2 million.

C.	To reflect the fair value of SpotX’s identifiable intangible assets with a fair value of $384.9 million.

D.

To reflect estimated goodwill of $935.7 million created as a result of the Acquisition. Goodwill represents the excess of the estimated fair value of the total consideration transferred over the preliminary fair value of the assets to be acquired and liabilities to be assumed as described in Note 3. The goodwill is attributable to the expected synergies of the combined business operations and new growth opportunities.

E.

To include estimated Acquisition-related transaction costs of $0.6 million for Magnite that are not recognized in the Company’s balance sheets as of December 31, 2020. These adjustments are included in the pro forma balance sheet as they are acquisition-related costs, including advisory, accounting, legal and other professional fees, that have been incurred through the closing of this acquisition.

F.

To reflect proceeds from the Term Loan Facility in the amount of $560.0 million to finance the Cash Consideration. If the Company completes the Proposed Convertible Note Offering, pro forma debt will increase to the extent that the Company does not correspondingly reduce proposed borrowings under the Term Loan Facility. To the extent any net proceeds of a completed Proposed Convertible Note Offering exceed $200.0 million, the Term Loan Facility will be reduced.

G.

To eliminate SpotX’s deferred tax assets and deferred tax liabilities totaling $1.7 million. A deferred tax liability of $89.7 million was established related to the acquired intangible assets as if the Acquisition had occurred on December 31, 2020, which was fully offset by the pro forma estimated income tax effect of the partial release of Magnite’s valuation allowance of up to the value of the established deferred tax liability. The deferred tax liability was calculated based on an estimated combined tax rate of 23.3%.

H.	To eliminate SpotX’s historical equity balances of $88.6 million.

I.

To record the portion of the purchase price associated with the issuance of 14,000,000 shares of Magnite’s common stock, with a par value of $0.00001 per share, issued as part of the Acquisition with a fair value of $659.0 million based on the 10 day trading average of MGNI common stock, ending on March 8, 2021. The total estimated purchase price of the Acquisition was approximately $1.219 billion which consisted of the issuance of the common stock and $560 million in cash financed through debt (Adjustment F).

RC.

Certain reclassifications have been made in the historical consolidated financial statements of SpotX in order to conform to the presentation used in the unaudited pro forma condensed combined financial information of Magnite and are reflected in the column “Reclassifications.”

AA.

To reclassify revenue to present revenue recognized by Magnite and SpotX on a gross basis and net basis, as summarized below, based on their existing accounting policies for reporting revenue on a net and gross basis. Refer to Note 2 for description of revenue recognition policies.

	Year Ended
	December 31, 2020
	Magnite, Inc.	SpotX, Inc.	Pro forma Combined*
Revenue	$221,628	$171,290	$392,918

Revenue, net basis	$218,222	$85,341	$303,563
Revenue, gross basis	3,406	85,949	89,355

Revenue, total	$221,628	$171,290	$392,918

*	Excluding Telaria, Inc.

AB.	To eliminate revenue in SpotX’s historical revenue associated with a related party not expected to continue subsequent to the Acquisition.

BB.

To eliminate SpotX’s historical intangible asset amortization from cost of revenue of $7.9 million for the year ended December 31, 2020 and to adjust cost of revenue to reflect the amortization expense associated with the fair value of the acquired technology of $44.9 million for the year ended December 31, 2020.

CC.

To adjust sales and marketing expenses to reflect the amortization expense associated with the fair value of the acquired customer relationships, non-compete agreements, and trademarks of $51.6 million for the year end December 31, 2020.

DD.

To adjust technology and development expenses to reflect the amortization expense associated with the fair value of acquired non-compete agreements related to technology and development functions of $1.3 million for the year ended December 31, 2020.

EE.

To reverse Magnite’s transaction costs of $1.1 million for the year ended December 31, 2020 associated with the Acquisition and $7.5 million for the year ended December 31, 2020 associated with the Merger with Telaria.

FF.

To adjust interest expense of $33.6 million to reflect estimated interest expense in respect of $560.0 million in debt drawn from its Term Loan Facility to finance the Cash Consideration portion of the Acquisition purchase price based on an estimated interest rate of 6.0% per year. Interest expense was calculated using estimated interest rates. The actual term loans incurred under the New Credit Facilities may reflect interest rates that are higher or lower than the rates used and the impact on actual interest expense could be material. Additionally, for purposes of the unaudited pro forma statements of operations and pro forma balance sheet, the Company has assumed the term loans and the notes will be issued at par value with no premium or discount. A change in interest rates of 0.125% would increase or decrease total interest expense by approximately $0.7 million per year and $0.2 million per quarter.

GG.	The pro forma adjustments to income tax provision (benefit) represent the change in valuation allowance related to the combined current year loss.

HH.

To reflect the issuance of 14,000,000 shares of Magnite common stock as part of the Acquisition, as if they had been issued as of January 1, 2020. If the Company completes the Proposed Convertible Note Offering, 20% of the gross proceeds will be used to increase the Cash Consideration in the Acquisition and to reduce the number of shares of the Company’s common stock included in the Stock Consideration pursuant to the Elected Purchase Price Adjustment.

JJ.

To reflect additional 12,954,000 shares to adjust the weighted-average shares for the year ended December 31, 2020 as if the Merger with Telaria had occurred on January 1, 2020 instead of on April 1, 2020.

Pro forma combined basic and diluted net loss per share combines weighted-average shares used to compute net loss per share for Magnite, shares issued as part of the Merger with Telaria as if the Merger occurred on January 1, 2020, and the issuance of common stock as part of the Acquisition, excluding any potential additional shares issued through Company’s offering for Convertible Senior Notes due in 2026.